Exhibit 99.1
ManorCare
News Release

For Immediate Release

Contact:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail: gmeyers@hcr-manorcare.com

Manor Care Reports Third-Quarter Earnings Improvement

Board Declares Quarterly Dividend of 14 Cents per Common Share

TOLEDO, Ohio, October 22, 2004 — Manor Care, Inc. (NYSE:HCR) today announced third-quarter earnings per diluted share of 45 cents, which includes unusual expenses related to debt reduction that were partly offset by a positive Medicaid reimbursement catch-up and a lower quarterly tax rate. This compares to 35 cents per share in the 2003 third quarter.

Third-quarter net income was $39 million, compared with $31 million in the 2003 third quarter. Revenues increased 6 percent to $807 million, despite divesting 12 skilled nursing centers and four assisted living centers during the first nine months of 2004.

For the nine months, revenues were $2.4 billion, compared to $2.2 billion for the first nine months of 2003. Net income was $120 million, or $1.35 per diluted share, compared with $81 million, or 89 cents per share, a year ago.

Earnings per share in the 2004 third quarter were affected by costs amounting to $11.2 million, or 8 cents per share, related to the company’s successful tender for $100 million of its bonds, and a retroactive Medicaid reimbursement increase in Pennsylvania to July 2003 providing a $5.6 million catch-up payment, or 4 cents per share. The increase also provided the company with a 2.6 percent higher Medicaid rate beginning this quarter in Pennsylvania, the state with the largest number of company facilities. In addition, a resolution in prior years’ estimated tax liability

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resulted in a benefit of a little less than 2 cents per share.

Manor Care’s Board of Directors declared a quarterly cash dividend on the company’s common stock of 14 cents per share, which is payable on November 22, 2004 to shareholders of record on November 8, 2004.

Paul A. Ormond, Manor Care chairman, president and CEO, said, “Our third-quarter results are testament to our ongoing commitment to the fundamentals of our growth strategies. Occupancy of 89 percent in our skilled nursing centers remained around its five-year high, and our quality mix of Medicare, private pay and managed care/insurance revenues improved two percentage points from a year ago, aided by increased Medicare census and a mix shift to higher acuity patients.

“Our emphasis on providing care for those with complex medical conditions and in need of intensive rehabilitation has increased our Medicare revenues for our skilled nursing centers more than 20 percent through the first nine months. Our hospice revenues have increased 27 percent for the nine-month period, which has driven our combined hospice and home health care business to an annual revenue run rate of more than $385 million.

“Our Medicaid rate increases this year have been consistent with our expectations, and for the 2004 third quarter average rates were up over 4 percent from the year-ago quarter, excluding the retroactive increase in Pennsylvania. We continued to manage our costs, with labor rate increases steady in the 4-1/2 percent to 5 percent range. Costs related to patient liability claims remained stable, and our efforts to gain further tort reform continued to be intensive on both a state and federal level.

“Once again, we generated significant cash during the quarter, and net cash flow from operations of $280 million through the first nine months enabled us to repurchase nearly $110 million of our shares, pay down $100 million of debt through a debt tender, pay our quarterly dividends, and invest more than $60 million in acquisitions and facility expansions.” Manor Care opened a new nursing center during the quarter, acquired

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a rehabilitation therapy clinic and a hospice and home health care operation, and completed a nursing center expansion. Two new skilled nursing centers are under construction, and 16 nursing center expansions are ongoing. In addition, in September, the company and its joint venture partners began converting a Manor Care Oklahoma skilled nursing center into a long-term acute care hospital (LTACH). Two nursing centers were sold during the quarter, and the lease for a third center was transferred.

“We have been successful by emphasizing fundamentals — growing occupancy, managing costs, leveraging our market presence and capabilities, and generating the cash to finance growth, enhance shareholder value and maintain our strong balance sheet,” Mr. Ormond said. “We remain optimistic that this emphasis, combined with encouraging market trends, is the key to ongoing success.”

At 9:00 a.m. Eastern Time today, Manor Care will hold a conference call to discuss the company’s results and performance for the 2004 third quarter. The toll-free number for the call is 1-888-634-8435. Callers to this number will be able to listen to the company’s discussion and have the opportunity to ask questions. The call will also be webcast live in the Investor Information section of Manor Care’s website www.hcr-manorcare.com. For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call. To access the rebroadcast, dial 1-800-642-1687. The conference ID number is 1163754. This rebroadcast will be available until midnight, October 28. A recording of the call will also be available on Manor Care’s website for 90 days.

Manor Care, Inc., through its operating group HCR Manor Care, is the leading owner and operator of long-term care centers in the United States. The company’s 61,000 employees provide high-quality care for patients, residents and clients through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other

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ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

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Manor Care, Inc.
Consolidated Statements of Income (unaudited)

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2004	2003	2004	2003
		(In thousands, except per share amounts)
Revenues	$806,818	$761,279	$2,403,291	$2,242,385
Expenses
Operating	663,403	638,235	1,982,518	1,882,746
General and administrative	34,045	36,649	101,942	113,995
Depreciation and amortization	31,943	32,058	95,966	95,595

	729,391	706,942	2,180,426	2,092,336

Income before other income (expenses) and
income taxes	77,427	54,337	222,865	150,049
Other income (expenses):
Interest expense	(10,150)	(10,842)	(32,117)	(31,034)
Early extinguishment of debt	(11,162)		(11,162)
Gain on sale of assets	1,696	1,731	3,371	4,054
Equity in earnings of affiliated companies	1,765	2,090	5,662	5,230
Interest income and other	278	307	1,195	1,439

Total other expenses, net	(17,573)	(6,714)	(33,051)	(20,311)

Income before income taxes	59,854	47,623	189,814	129,738
Income taxes	20,779	16,584	69,514	48,652

Net income	$39,075	$31,039	$120,300	$81,086

Earnings per share:
Basic	$.45	$.35	$1.38	$.90
Diluted	$.45	$.35	$1.35	$.89
Weighted-average shares:
Basic	86,158	88,060	87,250	90,272
Diluted	87,591	89,720	88,848	91,532
Cash dividends declared per common share	$.14	$.125	$.42	$.125

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Manor Care, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	September 30,	December 31,
	2004	2003
	(In thousands)
Cash	$25,786	$86,251
Other current assets	510,431	499,148
Property and equipment	1,517,079	1,514,250
Other	295,166	297,062

Total assets	$2,348,462	$2,396,711

Current liabilities	$418,596	$387,502
Long-term debt	554,599	659,181
Other long-term liabilities	405,647	374,923
Shareholders’ equity	969,620	975,105

Total liabilities and shareholders’ equity	$2,348,462	$2,396,711

Shares outstanding	86,532	89,014
YTD shares repurchased $108.2 million	3,363

Selected Statistics (unaudited)

	Quarter ended September 30,
	2004	2003
Occupancy	89%	88%
Revenue allocation:
Private and other	33%	35%
Medicare	36%	32%
Medicaid	31%	33%
Quality Mix	69%	67%
Per Diems:
Private and other (excluding assisted living)	$200.45	$190.34
Private and other (assisted living)	$113.95	$104.72
Medicare	$338.60	$311.98
Medicaid	$136.64	$131.04
Number of Facilities:
Skilled nursing facilities	282	293
Assisted living facilities:
Springhouses	12	16
Arden Courts	54	54

Total	66	70

Number of Beds:
Skilled nursing facilities	38,973	40,815
Assisted living facilities	5,079	5,459
Outpatient therapy clinics	88	94
Hospice and home health offices	94	89
Skilled nursing facility wage rate increases
third quarter 2004 to 2003	5%
Cash flow from operations (in millions)	$87	$61
Capital Expenditures (in millions):
Maintenance and renovations	$25	$22
New construction	$9	$6